Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

The Prudential Series Fund:

We consent to the use of our report dated February 26, 2016, with respect to the statement of assets and liabilities of Prudential Series Government Money Market Portfolio, including the portfolio of investments, as of December 31, 2015, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the five-year period then ended, incorporated by reference herein and the use of our report dated February 26, 2016, with respect to the statement of assets and liabilities of Prudential Variable Contract Account-11, including the portfolio of investments, as of December 31, 2015, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the five-year period then ended, incorporated by reference herein. Further, we consent to the references to our firm in the Agreement and Plan of Reorganization of the Prudential Variable Contract Account-11 and the Government Money Market Portfolio under the headings “Article III – Representations and Warranties by VCA-11” and “Article IV – Representations and Warranties by the Trust on Behalf of the Government Money Fund” in this Registration Statement on Form N-14 of the Prudential Series Fund.

New York, New York

November 29, 2016